Exhibit 10.1
L E A S E

LANDLORD:	JLPK – LEVITTOWN NY, LLC
1800 Moler Road
Columbus, Ohio 43207

TENANT:	DSW INC.
4150 East Fifth Avenue
Columbus, Ohio 43219

PREMISES:	Approximately 17,050 square feet at
Caldor Shopping Center,
Levittown, New York

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LIST OF EXHIBITS:
EXHIBIT “A-1” SITE PLAN
EXHIBIT “A-2” LEGAL DESCRIPTION
EXHIBIT “B” INTENTIONALLY OMITTED
EXHIBIT “C” TENANT’S WORK
EXHIBIT “C-1” ASBESTOS ABATEMENT CONTRACT
EXHIBIT “D” EXISTING USE EXCLUSIVES AND PROHIBITED USES
EXHIBIT “E” TENANT PROTOTYPICAL SIGNAGE

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L E A S E
     THIS AGREEMENT OF LEASE, made effective the 30th day of June, 2006 (the “Effective Date”), by and between JLPK – Levittown NY, LLC, a Delaware limited liability company (hereinafter referred to as “Landlord”), with offices at c/o Schottenstein Management Company, 1800 Moler Road, Columbus, Ohio 43207, and DSW INC., an Ohio corporation (hereinafter referred to as “Tenant”) with offices at 4150 East Fifth Avenue, Columbus, Ohio 43219.
W I T N E S S E T H:
SECTION 1. PREMISES
     (a) Landlord, in consideration of the rents to be paid and covenants and agreements to be performed by Tenant, does hereby lease unto Tenant approximately 17,050 square feet of leasable space (hereinafter referred to as the “premises” or “demised premises”) on the ground floor of an existing multi-tenant building (the “Building”) in the shopping center commonly known as Caldor Shopping Center on Route 24, City of Levittown, County of Nassau and State of New York (hereinafter referred to as the “Shopping Center” or “Center”). The location, size, and area of the demised premises and of the Shopping Center shall be substantially as shown on Exhibit “A-1” attached hereto and made a part hereof. A legal description of the Shopping Center is shown on Exhibit “A-2”, attached hereto and made a part hereof. Landlord shall not change the configuration of the Shopping Center so as to materially adversely affect access to, visibility of or parking for the premises without the prior written consent of Tenant, nor to the extent that it has the authority to do so under the Master Lease (as hereinafter defined), shall Landlord consent to or permit any such change in configuration.
     (b) Landlord holds a leasehold interest in the Building and the premises pursuant to the Master Lease. For purposes hereof, the “Master Lease” is that certain Lease dated May 5, 1970, by and between Miller Associates, a New York partnership (“Master Landlord”) and Children’s Town, U.S.A., Inc. Landlord is the successor-in-interest to the interest of Children’s Town U.S.A., Inc. in and to said Master Lease. This Lease is subject and subordinate to the Master Lease.
     (c) Landlord covenants and agrees that Landlord shall at all times comply with and fully perform all of its obligations under the Master Lease. Landlord shall not, during the term hereof, (i) do or suffer or permit anything to be done which would constitute a default under the Master Lease or would cause the Master Lease to be canceled, terminated or forfeited as to the demised premises by virtue of any rights of cancellation, termination, or forfeiture reserved or vested in Master Landlord under the Master Lease, (ii) exercise any right reserved or vested in Landlord to cancel, terminate or forfeit the Master Lease, including, without limitation, any termination rights for casualty or condemnation or (iii) modify, amend or terminate the Master Lease. Notwithstanding the foregoing, Tenant acknowledges that the Master Lease contains a recapture right in favor of the Master Landlord allowing the Master Landlord to terminate the Master Lease as to any space within the Building which ceases to be actively occupied and operated for business for a continuous period of eighteen (18) months and recapture that vacant space. Landlord shall not be required by virtue of this paragraph or any other provision of this Lease to prevent such a recapture from occurring with respect to any space in the Building other than the demised premises, or with respect to the demised premises in the event Tenant elects under Section 20 hereof to cease operation (go dark).
     (d) Landlord agrees to forward to Tenant, upon receipt thereof from Master Landlord, a copy of each notice of default received by Landlord in its capacity as tenant under the Master Lease.
SECTION 2. TERM
     The term of this Lease shall be for a period of fifteen (15) years beginning on the commencement date (as hereinafter defined), unless earlier terminated or extended as herein provided.

SECTION 3. COMMENCEMENT DATE
     (a) As herein used, the phrase “commencement date” shall mean the earlier of: (i) the day Tenant opens for business in the demised premises or (ii) one hundred fifty (150) days after Landlord has delivered possession of the demised premises to Tenant in the condition required by the terms of Section 3(b) of this Lease (the “Required Condition”). Landlord agrees to deliver the demised premises to Tenant in the Required Condition within thirty (30) days after the Effective Date (the “Delivery Date”). If Landlord does not deliver the demised premises to Tenant as required herein within three (3) days after the Delivery Date, Tenant may terminate this Lease or defer delivery until January 2, 2007. If Tenant defers delivery and Landlord does not thereafter deliver the demised premises to Tenant on or before January 2, 2007, Tenant may terminate this Lease. In the event that the demised premises are not delivered to Tenant in the Required Condition on or before the Delivery Date, the minimum rent due hereunder shall be adjusted so that, after the Rent Commencement Date, the Tenant shall receive a credit against minimum rent thereafter due Landlord equal to one (1) day of minimum rent for each day after the Delivery Date until delivery of the demised premises is made to Tenant consistent with the terms of this Lease. Time is of the essence regarding all dates set forth in this Section 3.
     (b) Possession of the demised premises shall not be deemed to have been given to Tenant until Landlord has, at its sole cost and expense, delivered actual possession of the premises to Tenant (i) in a water-tight, structurally sound condition, (ii) free of all Hazardous Substances, except those to be removed/abated by Tenant as set forth in Section 3(e) below, (iii) with a new roof, roof decking and roof system for the entire Building and (iv) free of any violation of laws, ordinances, regulations and building restrictions (collectively, the “Required Condition”). All work performed by Landlord to put the demised premises in the Required Condition and all Tenant’s Work shall be performed in compliance with all applicable federal, state and local laws, rules, regulations and code requirements.
     (c) Subject to the provisions of Section 53 hereof, Tenant shall, at its sole cost and expense, (i) promptly after the demised premises has been delivered to Tenant in the Required Condition, commence performance of the work described on Exhibit “C”, attached hereto and made a part hereof (“Tenant’s Work”) and (ii) within one hundred fifty (150) days after such delivery, cause Tenant’s Work to be completed. Landlord represents that all approvals of the Master Landlord required under the Master Lease have been obtained and that all building and other governmental permits necessary to perform Tenant’s Work can be obtained in the ordinary course of business from the applicable governmental authority. In the event that Master Landlord takes any action, or fails to take any necessary action, and as a result, necessary approvals/permits for the performance of Tenant’s Work cannot be obtained, or additional costs are incurred as a result thereof, or in the event that necessary governmental permits and approvals for Tenant’s Work cannot be obtained, Tenant shall have the right to terminate this Lease by written notice to Landlord, in which event Tenant shall have no further liability hereunder and Landlord shall reimburse Tenant for all costs incurred by Tenant in connection therewith.
Tenant’s Work shall be performed lien free by Tenant, in a good and workmanlike manner (employing materials of good quality) in compliance with all governmental requirements. In the event a mechanic’s lien is filed against the demised premises or the Shopping Center on account of Tenant’s Work, Tenant shall discharge or bond off same within thirty (30) days from the filing thereof. If Tenant fails to discharge said lien, Landlord may bond off or pay same without inquiring into the validity or merits of such lien, and all sums so advanced shall be paid on demand by Tenant as additional rent. Prior to the date on which possession of the demised premises is delivered to Tenant as aforesaid, Tenant shall have the right to enter the demised premises at its own risk rent-free for the purpose of preparing for its occupancy, provided that it does not unreasonably interfere with Landlord’s efforts to put the demised premises in the Required Condition.
     (d) From the date upon which the demised premises are delivered to Tenant for its work or such earlier time that Tenant enters the demised premises to prepare for its occupancy until the commencement date of the lease term, Tenant shall observe and perform all of its obligations under this Lease (except Tenant’s obligation to operate and pay minimum rent, percentage rent and additional rent.) In the event Tenant fails to open for business within one hundred eighty (180) days after the date possession of the demised premises has been delivered to Tenant, Landlord, in addition to any and all other available remedies, may require Tenant to pay to Landlord, in addition to all other rent and charges herein, as liquidated damages and not as a penalty, an amount equal to one day’s minimum rent for each day such failure to open continues.
     (e) The parties acknowledge that asbestos is present in the premises, as revealed in that certain Pre-Demolition Asbestos Survey Report more fully described in Section 43(b) hereof. Based thereon, Tenant has entered into a contract for the abatement of asbestos at the premises, as more fully set forth on Exhibit C-1, attached hereto. At such time as Tenant is invoiced for such Report and/or for such abatement work, Tenant shall submits copies thereof to Landlord and Landlord shall pay to Tenant the amount of such invoice(s) within ten (10) days thereafter. Such payments by Landlord shall be in addition to payment of the Tenant Allowance as set forth in Section 58 hereof. Notwithstanding anything to the contrary contained herein, including Section 36 hereof, in the event Landlord does not timely pay the amount of such invoice(s) to Tenant, (a) Landlord shall pay to Tenant interest on such unpaid amounts at eighteen percent (18%) per annum and (b) Tenant shall have the right to deduct any and all such amounts owed Tenant against all minimum rent and all percentage rental (but no other additional rent components) thereafter due Landlord until such time as Tenant has been credited the full amount of the invoice(s) plus applicable interest.
SECTION 4. RENEWAL OPTIONS
     (a) Provided Tenant has fully complied with all of the terms, provisions, and conditions on its part to be performed under this Lease and is not in default under this Lease, Tenant may, by giving written notice to the Landlord at least six (6) months on or before the expiration of the initial term of this Lease, extend such term for a period of five (5) years upon the same covenants and agreements as are herein set forth, except that the minimum rent during the first renewal term shall be increased to Forty-five Thousand One Hundred Eleven and 46/100th Dollars ($45,111.46) each month.
     (b) Provided Tenant has fully complied with all of the terms, provisions and conditions on its part to be performed under this Lease, is not in default under this Lease and has exercised its first option to renew hereunder, Tenant may, by giving written notice to the Landlord at least six (6) months on or before the expiration of the first extended term of this Lease, extend such term for an additional period of five (5) years upon the same covenants and agreements as the first extended term except that the minimum rent (as increased pursuant to Section 4(a) above) during this second renewal term shall be further increased to Fifty-two Thousand Two Hundred Fifteen and 63/100th Dollars ($52,215.63) each month.
     (c) Provided Tenant has fully complied with all of the terms, provisions and conditions on its part to be performed under this Lease, is not in default under this Lease and has exercised its second option to renew hereunder, Tenant may, by giving written notice to the Landlord at least six (6) months on or before the expiration of the second extended term of this Lease, extend such term for an additional period of five (5) years upon the same covenants and agreements as the second extended term except that the minimum rent (as increased pursuant to Section 4(b) above) during this third renewal term shall be further increased to Sixty Thousand Thirty and 21/100th Dollars ($60,030.21) each month. The initial term and any renewal term(s) are hereinafter collectively referred to as the “term”.
     (d) Landlord agrees that it shall timely exercise any and all options under the Master Lease so as to extend the term thereof for a period of time equal to or greater than the term hereof, as extended by the exercise by Tenant of any of its rights under this Section 3.
SECTION 5. MINIMUM RENT
     (a) Tenant agrees to pay to Landlord, as minimum rent for the demised premises, equal consecutive monthly installments of Twenty-Nine Thousand Four Hundred Eighty-two and 29/100th Dollars ($29,482.29), commencing on the commencement date, and continuing on the first day of each calendar month during years one (1) through five (5) of the initial term of this Lease, monthly installments of Thirty-four Thousand Four Hundred Fifty-five and 21/100th

Dollars ($34,455.21) each calendar month during years six (6) through ten (10), and monthly installments of Thirty-Nine Thousand Four Hundred Twenty-eight and 13/100th Dollars ($39,428.13) each calendar month during years eleven (11) through fifteen (15) of the initial term of this Lease. All such rental shall be payable to Landlord in advance, without prior written notice or demand and without any right of deduction, abatement, counterclaim or offset whatsoever (unless specifically permitted in this Lease). Except as expressly set forth herein to the contrary, in no event shall Tenant have the right to offset more than twenty-five percent (25%) of minimum rent in any calendar month, and Tenant shall have no right to offset against any additional rent other than any percentage rent payable hereunder. As used in this Lease, the terms “minimum rent” and “minimum rental” mean the minimum rental set forth in this Section 5(a). As used in this Lease, the terms “rent and “rental” mean minimum rental, percentage rental, additional rental and all other sums due and owing from Tenant to Landlord under this Lease.
     (b) If the Lease term shall commence on a day other than the first day of a calendar month or shall end on a day other than the last day of a calendar month, the minimum rental for such first or last fractional month shall be such proportion of the monthly minimum rental as the number of days in such fractional month bears to the total number of days in such calendar month.
     (c) In addition to minimum rent as set forth in this Section 5, Tenant shall initially pay to Landlord, as additional rental, simultaneously with the payment of minimum rental called for under Section 5(a) above, (i) the estimated monthly amount of Tenant’s Proportionate Share of Maintenance Costs (provided for in Section 16 hereof), as reasonably estimated by Landlord, (ii) Nine and 35/100 Dollars ($9.35) per square foot, payable in equal monthly installments of Thirteen Thousand Two Hundred Eighty-Four and 79/100 Dollars ($13,284.79) as the estimated monthly amount of Tenant’s Proportionate Tax Share (provided for in Section 28 hereof) and (iii) Fifteen Cents ($0.15) per square foot, payable in equal monthly installments of Two Hundred Thirteen and 13/100 Dollars ($213.13), as the estimated monthly amount of Tenant’s Proportionate Insurance Share (provided for in Section 29 hereof).
     (d) Until further notice to Tenant, all rental payable under this Lease shall be payable to Landlord and mailed to Landlord at c/o Schottenstein Management Company, 1800 Moler Road, Columbus, Ohio 43207.
     (e) In the event any sums required under this Lease to be paid are not received when due, then all such amounts shall bear interest from the due date thereof until the date paid at the rate of interest equal to two percent (2%) over the prime rate in effect from time to time as established by National City Bank, Columbus, Ohio (the “Interest Rate”), and shall be due and payable by Tenant without notice or demand, Tenant shall pay the foregoing interest thereon in addition to all default remedies of Landlord pursuant to Section 34 below.
SECTION 6. PERCENTAGE RENT
     (a) Beginning with the first lease year, Tenant shall pay to the Landlord, in addition to minimum rent, upon the conditions and at the times hereinafter set forth, percentage rent equal to two percent (2%) of Tenant’s gross sales (as hereinafter defined) in excess of the number obtained by dividing (a) minimum rent for the applicable lease year by (b) the number .04. The annual percentage rent shall be paid by Tenant to the Landlord within ninety (90) days after the end of each lease year. Each such payment shall be accompanied by a statement signed by an authorized representative of Tenant setting forth Tenant’s gross sales for such lease year. For purposes of permitting verification by the Landlord of the gross sales reported by Tenant, the Landlord shall have the right, not more than one (1) time per lease year, upon not less than five (5) business days notice to Tenant, to audit during normal business hours in Tenant’s corporate office, Tenant’s books and records relating to Tenant’s gross sales for a period of two (2) years after the end of each lease year. Landlord agrees that no contingency fee auditor shall be employed by Landlord for the purpose of conducting any such audit. If such an audit reveals that Tenant has understated its gross sales by more than three percent (3%) for any lease year, Tenant, in addition to paying the additional percentage rent due, shall pay the reasonable cost of the audit within thirty (30) days of Tenant’s receipt of Landlord’s demand for the same and copies of all bills or invoices on which such cost is based.

     (b) For purposes hereof, a lease year shall consist of a consecutive twelve (12) calendar month period commencing on the commencement of the term of this Lease; provided, however, that if this Lease commences on a day other than the first day of a calendar month, then the first lease year shall consist of such fractional month plus the next succeeding twelve (12) full calendar months, and the last lease year shall consist of the period commencing from the end of the preceding lease year and ending with the end of the term of the Lease, whether by expiration of term or otherwise. In the event percentage rental shall commence to accrue on a day other than the first day of a lease year, the percentage rental for such lease year shall be adjusted on a pro rata basis, based upon the actual number of days in such lease year.
     (c) Each lease year shall constitute a separate accounting period, and the computation of percentage rental due for any one period shall be based on the gross sales for such lease year.
     (d) The term “gross sales” as used in this Lease is hereby defined to mean the gross dollar aggregate of all sales or rental or manufacture or production of merchandise and all services, income and other receipts whatsoever of all business conducted in, at or from any part of the demised premises, whether for cash, credit, check, charge account, gift or merchandise certificate purchased or for other disposition of value regardless of collection. Should any departments, divisions or parts of Lessee’s business be conducted by any subleases, concessionaires, licensees, assignees or others, then there shall be included in Lessee’s gross sales, all “gross sales” of such department, division or part, whether the receipts be obtained at the demised premises or elsewhere in the same manner as if such business had been conducted by Lessee. Gross sales shall exclude the following: (i) any amount representing sales, use, excise or similar taxes; (ii) the amount of refunds, exchanges or returns by customers or allowances to customers.
     (e) The percentage rental, if any, shall be paid within ninety (90) days after the end of each lease year, accompanied by a statement in writing signed by Tenant setting forth its gross sales from the sale of all items for such lease year. Tenant shall keep at its principal executive offices, where now or hereafter located, true and accurate accounts of all receipts from the demised premises. Landlord, its agents and accountants, shall have access to such records at any and all times during regular business hours for the purpose of examining or auditing the same. Tenant shall also furnish to Landlord any and all supporting data in its possession relating to gross sales and any deductions therefrom as Landlord may reasonably require. Landlord agrees to keep any information obtained therefrom confidential, except as may be required for Landlord’s tax returns, or in the event of litigation or arbitration where such matters are material, or required to be provided to the Master Landlord under the Master Lease.
     (f) Tenant shall at all times maintain accurate records which shall be available for Landlord’s inspection at any reasonable time.
     (b) If Landlord, for any reason, questions or disputes any statement of percentage rental prepared by Tenant, then Landlord, at its own expense, may employ such accountants as Landlord may select to audit and determine the amount of gross sales for the period or periods covered by such statements. If the report of the accountants employed by Landlord shall show any additional percentage rental payable by Tenant, then Tenant shall pay to Landlord such additional percentage rental plus interest at one (1) point over the prime rate, commencing on the date such percentage rentals should have been paid, within thirty (30) days after such report has been forwarded to Tenant, unless Tenant shall, within said thirty (30) day period, notify Landlord that Tenant questions or disputes the correctness of such report. In the event that Tenant questions or disputes the correctness of such report, the accountants employed by Tenant and the accountants employed by Landlord shall endeavor to reconcile the question(s) or dispute(s) within thirty (30) days after the notice from Tenant questioning or disputing the report of Landlord’s accountants. In the event that it is finally determined by the parties that Tenant has understated percentage rent for any Lease year by three percent (3%) or more, Tenant shall pay the cost of the audit. Furthermore, if Tenant’s gross sales cannot be verified due to the insufficiency or inadequacy of Tenant’s records, then Tenant shall pay the cost of the audit. The cost of any audit resulting from failure to report percentage rent after written notification of default shall be at the sole cost of Tenant.

SECTION 7. TITLE ENCUMBRANCES
     Tenant’s rights under this Lease are subject and subordinate to those title matters set forth in Landlord’s owner’s title insurance commitment issued by First American Title Insurance Company of New York, being Title No.NCS-209129-CHI1, dated January 15, 2006, specifically including but not limited to the terms and conditions of a certain Agreement made as of July 30, 1970 among Nassau Mall, Inc., Miller Associates, and Supermarkets General Corporation recorded in Liber 8163, Page 85 of Nassau County, New York real estate records (“OEA”). Tenant agrees that it shall abide by the terms and conditions of the OEA.
SECTION 8. RIGHT TO REMODEL
     (a) Tenant may, at Tenant’s expense, make repairs and alterations to the interior non-structural portions of the demised premises and remodel the interior of the demised premises, in such manner and to such extent as may from time to time be deemed necessary by Tenant for adapting the demised premises to the requirements and uses of Tenant and for the installation of its fixtures, appliances and equipment. Any structural or exterior alteration may only be made by Tenant with the prior written approval of Landlord and Master Landlord, to the extent required by the provisions of the Master Lease, which approval may be granted or withheld in Landlord’s sole discretion. All plans for any structural alterations shall be submitted to Landlord for endorsement of its approval prior to commencement of work. Upon Landlord’s request, Tenant shall be obligated, if it remodels and/or alters the demised premises, to restore the demised premises upon vacating the same. Tenant will indemnify and save harmless the Landlord from and against all mechanics liens or claims by reason of repairs, alterations or improvements which may be made by Tenant to the demised premises. Inasmuch as any such alterations, additions or other work in or to the demised premises may constitute or create a hazard, inconvenience or annoyance to the public and other tenants in the Shopping Center, Tenant shall, if so directed in writing by Landlord, erect barricades, temporarily close the demised premises, or affected portion thereof, to the public or take whatever measures are necessary to protect the building containing the demised premises, the public and the other tenants of the Shopping Center for the duration of such alterations, additions or other work. If Landlord determines, in its sole judgment, that Tenant has failed to take any of such necessary protective measures, and Tenant fails to cure same within ten (10) days after notice thereof, Landlord may do so and Tenant shall reimburse Landlord for the cost thereof within ten (10) days after Landlord bills Tenant therefor.
     (b) All such work, including Tenant’s Work pursuant to Exhibit “C” shall be performed lien free by Tenant. In the event a mechanic’s lien is filed against the premises or the Shopping Center, Tenant shall discharge or bond off same within thirty (30) days from the filing thereof. If Tenant fails to discharge said lien, Landlord may bond off or pay same without inquiring into the validity or merits of such lien, and all sums so advanced shall be paid on demand by Tenant as additional rent.
SECTION 9. UTILITIES
     (a) The Tenant agrees to be responsible and pay for all public utility services rendered or furnished to the demised premises during the term hereof, including, but not limited to, heat, water, gas, electric, steam, telephone service and sewer services, together with all taxes, levies or other charges on such utility services when the same become due and payable. Landlord will separately meter or submeter utilities prior to delivery. Landlord shall provide, or cause to be provided, all such utility services to the premises during the term of this Lease. Tenant shall be responsible for all utility services and costs inside the premises. Landlord shall not be liable for the quality or quantity of or interference involving such utilities unless due directly to Landlord’s negligence.
     (b) During the term hereof, whether the demised premises are occupied or unoccupied, Tenant agrees to maintain heat sufficient to heat the demised premises so as to avert any damage to the demised premises on account of cold weather.

SECTION 10. GLASS
     The Tenant shall maintain the glass part of the demised premises, promptly replacing any breakage and fully saving the Landlord harmless from any loss, cost or damage resulting from such breakage or the replacement thereof.
SECTION 11. PERSONAL PROPERTY
     The Tenant further agrees that all personal property of every kind or description that may at any time be in or on the demised premises shall be at the Tenant’s sole risk, or at the risk of those claiming under the Tenant, and that the Landlord shall not be liable for any damage to said property or loss suffered by the business or occupation of the Tenant caused in any manner whatsoever.
SECTION 12. RIGHT TO MORTGAGE
     (a) Landlord reserves the right to subject and subordinate this Lease at all times to the lien of any leasehold deed of trust, mortgage or mortgages now or hereafter placed upon Landlord’s interest in the Master Lease; provided, however, that no default by Landlord, under any deed of trust, mortgage or mortgages, shall affect Tenant’s rights under this Lease, so long as Tenant performs the obligations imposed upon it hereunder and is not in default hereunder, and Tenant attorns to the holder of such deed of trust or mortgage, its assignee or the purchaser at any foreclosure sale. Any such subordination shall be contingent upon Tenant receiving a commercially reasonable non-disturbance agreement. It is a condition, however, to the subordination and lien provisions herein provided, that Landlord shall procure from any such mortgagee an agreement in writing, which shall be delivered to Tenant or contained in the aforesaid subordination agreement, providing in substance that so long as Tenant shall faithfully discharge the obligations on its part to be kept and performed under the terms of this Lease and is not in default under the terms hereof, its tenancy will not be disturbed nor this Lease affected by any default under such mortgage.
     (b) Wherever notice is required to be given to Landlord pursuant to the terms of this Lease, Tenant will likewise give such notice to any mortgagee of Landlord’s interest in the Master Lease upon notice of such mortgagee’s name and address from Landlord. Furthermore, such mortgagee shall have the same rights to cure any default on the part of Landlord that Landlord would have had.
SECTION 13. SUBLEASE OR ASSIGNMENT
     (a) Subject to the provisions of the Master Lease, Tenant may assign Tenant’s interest in this Lease or sublet all or any portion of the demised premises for any lawful retail use.
     Tenant may grant licenses and/or concessions within the demised premises. Any such assignee or Tenant shall be bound by the terms of this Lease. Tenant shall deliver to Landlord in the ordinary course of its business an instrument whereby the assignee or entity succeeding to Tenant’s interest hereunder agrees to be bound by the terms of this Lease.
     In the event of any assignment of this Lease or subletting of the demised premises, in whole or in part, Tenant shall remain fully and primarily liable hereunder.
     (b) Landlord may assign Landlord’s interest in this Lease without the consent of Tenant (a) to any entity to which Landlord transfers its Master Lease leasehold interest in the Master Lease provided such entity (i) agrees in writing to be bound by all the terms of this Lease and (ii) such assignment is pursuant to a bona fide arm’s length transaction not designed to reduce Landlord’s liability or to otherwise exempt Landlord from any provision of this Lease or (b) subject to Section 12, as security for any indebtedness undertaken by Landlord.
SECTION 14. COMMON AREAS
     Common areas means all areas and facilities in the Shopping Center which are designated as “Common Facilities” under the Master Lease or otherwise provided and so designated by

Master Landlord and made available by Master Landlord, or Landlord to the extent Landlord has the right to do so under the Master Lease, in the exercise of good business judgment for the common use and benefit of tenants of the Shopping Center and their customers, employees and invitees. Common areas shall include (to the extent the same are constructed), but not be limited to, the parking areas, sidewalks, landscaped areas, corridors, stairways, boundary walls and fences, incinerators, truckways, service roads, and service areas not reserved for the exclusive use of Tenant or other tenants.
SECTION 15. OPERATION OF COMMON AREAS
     (a) Subject to the provisions of the Master Lease, Landlord shall at all times have exclusive control of the common areas and may at any time and from time to time: (i) promulgate, modify and amend reasonable rules and regulations for the use of the common areas, which rules and regulations shall be binding upon the Tenant upon delivery of a copy thereof to the Tenant; (ii) temporarily close any part of the common areas, including but not limited to closing the streets, sidewalks, road or other facilities to the extent necessary to prevent a dedication thereof or the accrual of rights of any person or of the public therein; (iii) exclude and restrain anyone from the use or occupancy of the common areas or any part thereof except bona fide customers and suppliers of the tenants of the Shopping Center who use said areas in accordance with the rules and regulations established by Landlord; and (iv) engage others to operate and maintain all or any part of the common areas, on such terms and conditions as Landlord shall, in its sole judgment, deem reasonable and proper.
     (b) Subject to the rights granted in the Master Lease to conduct sidewalk sales and otherwise use the common areas for sales purposes, Tenant shall keep all common areas free of obstructions created or permitted by Tenant. Except as aforesaid, Tenant shall permit the use of the common areas only for normal parking and ingress and egress by its customers and suppliers to and from the demised premises. If in Landlord’s opinion unauthorized persons are using any of the common areas by reason of Tenant’s occupancy of the demised premises, Landlord shall have the right at any time to remove any such unauthorized persons from said areas or to restrain unauthorized persons from said areas. Landlord, Tenant, and others constructing improvements or making repairs or alterations in the Shopping Center shall have the right to make reasonable use of portions of the common areas.
SECTION 16. COMMON AREA MAINTENANCE, TENANT’S SHARE
     (a) Tenant shall pay as additional rental, simultaneously with the payment of minimum rental called for under Section 5(a), the monthly amount reasonably estimated by Landlord as Tenant’s Proportionate Share of the “Maintenance Costs” (as defined in Section 16(c) below) for the operation and maintenance of the common areas as set forth in Section 5(c).
     (b) The Maintenance Costs for the common areas shall be computed on an accrual basis, under generally accepted accounting principles, and shall include all costs of operating, maintaining, repairing and replacing the common areas, including by way of example but not limitation: (i) cost of labor (including worker’s compensation insurance, employee benefits and payroll taxes); (ii) materials, and supplies used or consumed in the maintenance or operation of the common area; (iii) the cost of operating and repairing of the lighting; (iv) cleaning, painting, removing of rubbish or debris, snow and ice, private security services, and inspecting the common areas; (v) the cost of repairing and/or replacing paving, curbs, walkways, markings, directional or other signs; landscaping, and drainage and lighting facilities; (vi) rental paid for maintenance of machinery and equipment; (vii) cost of commercial general liability insurance and property insurance for property in the common areas which are not part of the building and/or demised premises; and (viii) a reasonable allowance to Landlord for Landlord’s supervision, which allowance shall not in an accounting year exceed fifteen percent (15%) of the total of all Maintenance Costs for such accounting year (all of the foregoing are collectively referred to herein as “Maintenance Costs”). Notwithstanding the foregoing, costs of a capital nature, including all capital improvements, alterations, repairs and/or replacements, shall not be included in Maintenance Costs, except for repaving costs as set forth in (v) above, and the cost of all roof repairs and replacements to the Building, for which the yearly depreciation, calculated on a straight-line basis and amortized over the useful life of such item in accordance with IRS code guidelines, shall be included as a Maintenance Cost, but in no event shall such amortization be over less than five (5) years.

     (c) Landlord shall maintain accurate and detailed records of all Maintenance Costs for the common areas in accordance with generally accepted accounting principles. For purposes of this section, “Tenant’s Proportionate Share of Maintenance Costs” shall be the product of the applicable cost or expense, multiplied by a fraction, the numerator of which shall be the gross leasable area (expressed in square feet) of the demised premises and the denominator of which shall be the gross leasable area (expressed in square feet) of all leasable space in the Building. Tenant’s Proportionate Share is presently Thirty-six and 11/100th Percent (36.11%), which amount is subject to change from time to time during the term of this Lease. Tenant acknowledges that, notwithstanding the fact that there are other tenants of the Shopping Center, Tenant and the other occupants of the Building (or, if any portion of the Building is not occupied, Landlord) shall, in the aggregate, be responsible for one hundred percent (100%) of the Maintenance Costs for the Center.
     (d) The actual amount of Tenant’s Proportionate Share of all Maintenance Costs shall be computed by Landlord within one hundred eighty (180) days after the end of each accounting year (which Landlord may change from time to time). At this time Landlord shall furnish to Tenant a statement showing in reasonable detail the actual Maintenance Costs incurred during such accounting year and Tenant’s Proportionate Share thereof (prorated for any partial Lease year, with appropriate adjustments to reflect any change in the floor area of the premises or the gross leasable area of the Building occurring during such accounting year). Any excess payments from Tenant shall be applied to the next installments of the Maintenance Costs hereunder, or refunded by Landlord. Any underpayments by Tenant shall be paid to Landlord within thirty (30) days after receipt of such reconciliation statement. Tenant’s estimated monthly Maintenance Cost hereunder may be adjusted by written notice from Landlord.
     (e) If Tenant, for any reason in the exercise of good business judgment, questions or disputes any statement of Maintenance Costs prepared by Landlord, then Tenant, at its own expense, may employ such accountants as Tenant may select to review Landlord’s books and records solely with respect to Maintenance Costs during the prior two Lease years and to determine the amount of Maintenance Costs for the period or periods covered by such statements. If the report of the accountants employed by Tenant shall show any overcharge paid by Tenant, then Tenant shall receive a credit from Landlord for such difference. Any underpayment shall be paid by Tenant. Tenant agrees that no contingency fee auditors shall be employed by Tenant for the purpose of conducting any such audit. In the event that Landlord questions or disputes the correctness of such report, the accountants employed by Tenant and the accountants employed by Landlord shall endeavor to reconcile the question(s) or dispute(s) within thirty (30) days after the notice from Tenant questioning or disputing the report of Landlord’s accountants. In the event that it is finally determined by the parties that Landlord has overstated Maintenance Costs for any Lease year by three percent (3%) or more, Landlord shall pay the reasonable cost of the audit. Furthermore, if Landlord’s Maintenance Costs cannot be verified due to the insufficiency or inadequacy of Landlord’s records, then Landlord shall pay the cost of the audit.
SECTION 17. EMINENT DOMAIN
     (a) In the event the entire premises or any part thereof shall be taken or condemned either permanently or temporarily for any public or quasi-public use or purpose by any competent authority in appropriation proceedings or by any right of eminent domain, the entire compensation or award therefore, including leasehold, reversion and fee, shall belong to the Landlord and Tenant hereby assigns to Landlord all of Tenant’s right, title and interest in and to such award.
     (b) In the event that only a portion of the demised premises, not exceeding twenty percent (20%) of same, shall be so taken or condemned, and the portion of the demised premises not taken can be repaired within ninety (90) days from the date of which possession is taken for the public use so as to be commercially fit for the operation of Tenant’s business, the Landlord at its own expense shall so repair the portion of the demised premises not taken and there shall be an equitable abatement of rent for the remainder of the term and/or extended terms. The entire award paid on account thereof shall be paid to the Landlord. If the portion of the demised premises not taken cannot be repaired within ninety (90) days from the date of which possession is taken so as to be commercially fit for the operation of Tenant’s business, then this Lease shall terminate and become null and void from the time possession of the portion taken is required for public use, and from that date on the parties hereto shall be released from all further obligations hereunder except as herein stated and Tenant shall have no claim for any compensation on account of its leasehold interest. No other taking, appropriation or condemnation shall cause this Lease to be terminated. Any such appropriation or condemnation proceedings shall not operate as or be deemed an eviction of Tenant or a breach of Landlord’s covenant of quiet enjoyment and Tenant shall have no claim for any compensation on account of its leasehold interest.
     (c) In the event that more than 20% of the demised premises shall at any time be taken by public or quasi-public use or condemned under eminent domain, then at the option of the Landlord or Tenant upon the giving of thirty (30) days written notice (after such taking or condemnation), this Lease shall terminate and expire as of the date of such taking and any prepaid rental shall be prorated as of the effective date of such termination.
     (d) The rights of Landlord and Tenant set forth in this Section 17 are subject to the rights of the Master Landlord to terminate the Master Lease, as therein provided, in which event this Lease shall terminate simultaneously.
SECTION 18. TENANT’S TAXES
     Tenant further covenants and agrees to pay promptly when due all taxes assessed against Tenant’s fixtures, furnishings, equipment and stock-in trade placed in or on the demised premises during the term of this Lease.
SECTION 19. RISK OF GOODS
     All personal property, goods, machinery, and merchandise in said demised premises shall be at Tenant’s risk if damaged by water, fire, explosion, wind or accident of any kind, and Landlord shall have no responsibility therefore or liability for any of the foregoing and Tenant hereby releases Landlord from such liability.
SECTION 20. USE AND OCCUPANCY
     (a) Tenant agrees to initially open and operate a DSW for the retail sales of shoes and other footwear in the demised premises, fully staffed and stocked and equivalent to other DSW stores operated by Tenant in the State of New York (the “Permitted Use”). Tenant may thereafter change its use to any other lawful retail use, subject to (i) any restriction on use imposed by the Master Lease, (ii) those exclusives and prohibited uses set forth on Exhibit “D”, attached hereto and made a part hereof, which are the exclusives and prohibited uses in effect for the Building as of the date hereof, for so long as and to the extent said exclusives and prohibited uses are still in full force and effect, and (iii) exclusives and prohibited uses hereafter granted for tenants leasing more than 20,000 square feet of space elsewhere within the Building, for so long as and to the extent said exclusives are still in full force and effect.
     Landlord represents and warrants to Tenant that there is no restriction in the OEA, Master Lease or otherwise on the use of the demised premises by Tenant for the Permitted Use. Notwithstanding the foregoing, however, Tenant acknowledges that a claim may be asserted under the OEA that a restriction currently exists against the operation of a department store or discount department store in the Shopping Center. In the event that such a claim is asserted Landlord shall not be in default of the foregoing representation, but nevertheless agrees that it shall indemnify, defend and hold Tenant harmless in the event that Tenant incurs any loss, cost, damage or expense (including reasonable attorney’s fees and expenses) on account of any claim which is or may be asserted that Tenant’s use of the demised premises for the Permitted Use is not permitted or is restricted in any material manner by the terms of the OEA.
     (b) For so long as Tenant is continuously and regularly operating its business in the demised premises, Landlord will not lease any space within the Building or permit any space within the Building to be used by any person, persons, partnership or entity who devotes five percent (5%) or more of its selling area to the sale of footwear (the “Exclusive Use”). The foregoing limitation shall not apply to typical shoe departments found in department stores, junior department stores, general merchandise and discount stores, and clothing retailers, such as

Target, Marshalls and similar type stores. Tenant acknowledges that this Section 20(b) applies only to the Building and that Master Landlord is not restricted by the terms hereof.
     (c) Tenant shall at all times conduct its operations on the demised premises in a lawful manner and shall, at Tenant’s expense, comply with all laws, rules, orders, ordinances, directions, regulations, and requirements of all governmental authorities, now in force or which may hereafter be in force, which shall impose any duty upon Landlord or Tenant with respect to the business of Tenant and the use, occupancy or alteration of the demised premises. Tenant shall comply with all requirements of the Americans with Disabilities Act, and shall be solely responsible for all alterations within the demised premises in connection therewith. Tenant covenants and agrees that the demised premises shall not be abandoned or left vacant and that only minor portions of the demised premises shall be used for office or storage space in connection with Tenant’s business conducted in the demised premises.
     Without being in default of this Lease, Tenant shall have the right to cease operating (go dark) at any time and for whatever reason after the first day of operations. Notwithstanding the foregoing, Tenant’s right to vacate (go dark), shall not release or excuse the Tenant from any obligations or liabilities, including the payment of minimum rent and additional rent and other charges, under this Lease without the express written consent of Landlord. In the event Tenant fails to (i) open and operate within ninety (90) days after delivery of the demised premises or (ii) operate for one hundred twenty (120) or more consecutive days, Landlord shall have the right, effective upon thirty (30) days prior written notice to Tenant, to terminate the Lease as Landlord’s sole remedy, provided that if Tenant recommences operating fully stocked in substantially all of the premises within such thirty (30) days, Landlord’s termination shall be null and void. In the event Tenant fails to open and operate as provided above or shall cease operating as provided above, Landlord’s sole remedy on account thereof shall be limited to the right to elect to recapture the premises and terminate the Lease, whereupon there shall be no further liability of the parties hereunder. Such termination shall be effective upon written notice to Tenant any time prior to Tenant reopening for business in the demised premises. Provided, however, in the event Landlord has not so elected to recapture, Tenant shall have right to notify Landlord of Tenant’s intention to reopen for business in the demised premises within sixty (60) days, followed by Tenant’s actually reopening for business fully stocked in substantially all of the demised premises within such sixty (60) day period, which notice and actual reopening shall toll Landlord’s right to recapture. Tenant acknowledges that if it ceases operating at the demised premises for a continuous period of eighteen (18) months, the Master Landlord may terminate the Master Lease as to the demised premises, and that if the Master Landlord exercises that right, this Lease shall automatically terminate.
     (d) Landlord and Tenant each agree that during the term of this Lease, it shall not use or permit to be used any space in the Building for any use prohibited by the Master Lease or for the operation of a bingo parlor, bar, tavern, restaurant, cocktail lounge, adult book or adult video store (defined for the purposes hereof as a store devoting ten percent (10%) or more of its floor space to offering books and/or video materials for sale or for rent which are directed to or restricted to adult customers due to sexually explicit subject matter or for any other reason making it inappropriate for general use), adult theater or “strip-tease” establishment, automotive maintenance or automotive repair facility, warehouse, car wash, pawn shop, check cashing service, establishment selling second hand goods, flea market, entertainment or recreational facility (as defined below), training or educational facility (as defined below); the renting, leasing, selling or displaying of any boat, motor vehicle or trailer; industrial or manufacturing purposes; a carnival, circus or amusement park; a gas station, facility for the sale of paraphernalia for use with illicit drugs, funeral home, blood bank or mortuary, gambling establishment, banquet hall, auditorium or other place of public assembly, second-hand or surplus store, gun range; the sale of fireworks; a veterinary hospital or animal raising facility; the storage of goods not intended to be sold from the Center; a video rental store, karate center, central laundry or dry cleaning plant, supermarket or any facility which is illegal or dangerous, constitutes a nuisance, emits offensive odors, fumes, dust or vapors or loud noise or sounds or is inconsistent with community oriented shopping centers. For the purposes of this Section 20(d), the phrase “entertainment or recreational facility” shall include, without limitation, a movie or live theater or cinema, bowling alley, skating rink, gym, health spa or studio, dance hall or night club, billiard or pool hall, massage parlor, health club, game parlor or video arcade (which shall be defined as any store containing more than five (5) electronic games) or any other facility operated solely for entertainment purposes (such as a “laser tag” or “virtual reality” theme operation). For the purposes of this Section 20(d), the phrase “training or educational facility” shall include, without limitation, a beauty school, nail salon, barber college, reading room, place of instruction or any other operation catering primarily to students or trainees as opposed to customers.
SECTION 21. NUISANCES
     Tenant shall not perform any acts or carry on any practice which may injure the demised premises or be a nuisance or menace to other tenants in the Shopping Center.
SECTION 22. WASTE AND REFUSE REMOVAL
     Tenant covenants that it will use, maintain and occupy said demised premises in a careful, safe, lawful and proper manner and will not commit waste therein. Landlord or its agent shall have access at all reasonable times to the demised premises for purposes of inspecting and examining the condition and maintenance of the demised premises. Tenant agrees to remove all refuse from the demised premises in a timely, clean and sanitary manner. Tenant shall provide a refuse collection container at the rear of the demised premises to accommodate Tenant’s refuse and Tenant shall routinely clean up around trash containers. Tenant shall contract with a licensed and insured refuse collection contractor to timely remove refuse therefrom and the location of the container shall be approved by Landlord.
SECTION 23. DESTRUCTION OF PREMISES
     (a) Landlord shall at all times during the term of this Lease carry property insurance on the Building, including the “Structural Portions” (defined in Section 24(a) below) and common utility lines up to the point they serve individual tenant’s premises. Landlord shall be under no obligation to maintain insurance on any improvements installed by or for the benefit of Tenant’s use of the premises or otherwise owned by Tenant. Landlord may elect to self-insure its obligations hereunder and/or use whatever deductibles as Landlord deems appropriate, in its sole discretion.
     (b) If the demised premises shall be damaged, destroyed, or rendered untenantable, in whole or in part, by or as the result or consequence of fire or other casualty during the term hereof, Landlord shall repair and restore the same to a good tenantable condition with reasonable dispatch. During such period of repair, the rent herein provided for in this Lease shall abate (i) entirely in case all of the demised premises are untenantable; and (ii) proportionately if only a portion of the demised premises is untenantable and Tenant is able to economically conduct its business from the undamaged portion of the demised premises. The abatement shall be based upon a fraction, the numerator of which shall be the square footage of the damaged and unusable area of the demised premises and the denominator shall be the total square footage of the demised premises. Said abatement shall cease at such time as the demised premises shall be restored to a tenantable condition.
     (c) In the event the demised premises, because of such damage or destruction, cannot be repaired and restored to a tenantable condition with reasonable dispatch within one hundred fifty (150) days from the date of receipt of insurance proceeds for such damage or destruction, as reasonably determined by an independent contractor selected by Landlord, Tenant or Landlord may, at their option, terminate this Lease within sixty (60) days following receipt of such contractor’s determination; further, in the event that this Lease is not terminated as above provided, but the premises are not restored within one hundred fifty (150) days from the date of receipt of insurance proceeds, Tenant may terminate this Lease by notice given to Landlord after the expiration of such one hundred fifty (150) day period but prior to the repair and restoration of same and thereupon Landlord and Tenant shall be released from all future liability and obligations under this Lease.
     (d) If one-third (1/3) or more of the ground floor area of the demised premises are damaged or destroyed during the last two (2) years of the original or any extended term of this Lease, Landlord shall have the right to terminate this Lease by written notice to Tenant within sixty (60) days following such damage or destruction, unless Tenant shall, within thirty (30) days following receipt of such notice, offer to extend the term of this Lease for an additional period of five (5) years from the date such damage or destruction is repaired and restored. If Tenant makes said offer to extend, Landlord and Tenant shall determine the terms and conditions of said extension within thirty (30) days thereafter or Tenant’s offer shall not be deemed to prevent Landlord from canceling this Lease. If such terms and conditions have been mutually agreed to by the parties, then Landlord shall accept Tenant’s offer and shall repair and restore the demised premises with reasonable dispatch thereafter.
     (e) If Landlord is required or elects to repair and restore the demised premises as herein provided, Tenant shall repair or replace its stock in trade, trade fixtures, furniture, furnishings and equipment and other improvements including floor coverings, and if Tenant has closed, Tenant shall promptly reopen for business. Anything contained in this Section 23 to the contrary notwithstanding, Landlord’s restoration and repair obligations under Section 23 shall in no event include restoration or repair of Tenant’s Work or improvements.
     (f) The rights of Landlord and Tenant under this Section 23 are subject to the rights of Master Landlord to terminate the Master Lease pursuant to the provisions thereof, in which event this Lease shall terminate simultaneously therewith.
SECTION 24. LANDLORD REPAIRS
     (a) Landlord shall keep in good order, condition, and repair the following: (i) structural portions of the demised premises and/or the Building; (ii) downspouts; (iii) gutters; (iv) the roof of the Building of which the demised premises forms a part; and (v) the plumbing and sewage system serving the demised premises but located outside of the demised premises, except (as to all items) for damage caused by any negligent act or omission of Tenant or its customers, employees, agents, invitees, licensees or contractors, which shall be repaired or replaced as necessary, at the sole cost and expense of Tenant. “Structural Portions” shall mean only the following: (vi) foundations; (vii) exterior walls (except for interior faces); (viii) concrete slabs; (ix) the beams and columns bearing the main load of the roof; and (x) the floors (but not floor coverings).
     (b) Notwithstanding the provisions of Section 24(a) above, Landlord shall not be obligated to repair the following: (i) the exterior or interior of any doors, windows, plate glass, or showcases surrounding the demised premises or the store front; (ii) HVAC unit(s), equipment and systems (including all components thereof) in the demised premises; or (iii) damage to Tenant’s improvements or personal property caused by any casualty, burglary, break-in, vandalism, acts of terrorism, war or act of God. Landlord shall, in any event, have ten (10) days after notice from Tenant stating the need for repairs to complete same, or commence and proceed with due diligence to complete same. Nevertheless, during the term of this Lease, Landlord shall be obligated to replace all HVAC components as and when necessary so long as Tenant has fulfilled its obligations under Section 25(a) (ii) below, and provided such replacements did not arise from (x) repairs, installations, alterations, or improvements made by or for Tenant or anyone claiming under Tenant, or (y) the fault or misuse of Tenant or anyone claiming under Tenant. Except as specifically set forth in this Lease, Tenant expressly hereby waives the provisions of any law permitting repairs by a tenant at Landlord’s expense.
     (c) The provisions of this Section 24 shall not apply in the case of damage or destruction by fire or other casualty or a taking under the power of eminent domain in which events the obligations of Landlord shall be controlled by Section 23 and Section 17 respectively.
     (d) Landlord shall assign to Tenant all warranties covering all matters required by the terms hereof to be repaired and maintained by Tenant.
SECTION 25. TENANT’S REPAIRS
     (a) Tenant shall keep and maintain, at Tenant’s expense, all and every other part of the demised premises in good order, condition and repair, including, by way of example but not limitation: (i) all leasehold improvements; (ii) all HVAC unit(s), equipment and systems (including all components thereof) serving the demised premises; (iii) interior plumbing and sewage facilities; (iv) all interior lighting; (v) electric signs; (vi) all interior walls; (vii) floor coverings; (viii) ceilings; (ix) appliances and equipment; (x) all doors, exterior entrances, windows and window moldings; (xi) plate glass; (xii) signs and showcases surrounding and within the demised premises; (xiii) the store front; (xiv) sprinkler systems including supervisory alarm service in accordance with National Fire Protection Association standards and current local and state fire protection standards to ensure property operation, and as required by Section 27(b) below.
     (b) Sprinkler systems, if any, located in Tenant’s area shall be maintained in accordance with National Fire Protection Association standards to ensure proper operation. Sprinkler control valves (interior and exterior) located in Tenant’s area shall be monitored by supervisory alarm service. In the event local or state codes do not require alarm systems, Tenant shall provide alarm service on all sprinkler systems to detect water flow and tampering with exterior and interior main control valves of the sprinkler system servicing Tenant’s premises. Moreover, it shall be Tenant’s responsibility to contact the Landlord’s property manager, Chuck Seal, at (614) 449-6853, in the event the sprinkler system in the demised premises is ever shut off for any reason, and advise same of any damage occasioned or caused by the actions of Tenant, its agents, invitees, or employees, and/or as a result of Tenant’s repair obligations hereunder. In the event fifty percent (50%) or more of the total number of sprinkler heads require replacement at any one time as part of ordinary maintenance, but excluding repairs or replacements that arise from (x) repairs, installations alterations, or improvements made by or for Tenant or anyone claiming under Tenant, or (y) the fault or misuse of Tenant or anyone claiming under Tenant, such cost shall be fifty percent (50%) borne by Landlord and fifty percent (50%) borne by Tenant. Tenant, at Tenant’s sole cost and expense, shall replace all sprinkler heads due to repairs, installations, alterations, or improvements made by or for Tenant or anyone claiming under Tenant, the fault or misuse of Tenant or anyone claiming under Tenant, painting or environmental exposure from Tenant’s operations. All other costs of maintaining the sprinkler system in the demised premises shall be paid by Tenant.
     (c) If Landlord deems any repair which Tenant is required to make hereunder to be necessary, Landlord may demand that Tenant make such repair immediately. If Tenant refuses or neglects to make such repair and to complete the same with reasonable dispatch, Landlord may make such repair and Tenant shall, on demand, immediately pay to Landlord the cost of said repair, together with annual interest at the Interest Rate, unless it is thereafter determined that such repair was not necessary. Landlord shall not be liable to Tenant for any loss or damage that may accrue to Tenant’s stock or business by reason of such work or its results.
     (d) Neither Tenant nor any of its contractors are permitted access to or permitted to perform alterations of any kind to the roof of the building.
     (e) Tenant shall pay promptly when due the entire cost of work in the demised premises undertaken by Tenant under this Lease (including, but not limited to, Tenant’s Work and/or alterations permitted under Section 8 of this Lease) so that the demised premises and the Shopping Center shall at all times be free of liens for labor and materials arising from such work; to procure all necessary permits before undertaking any such work; to do all of such work in a good and workmanlike manner, employing materials of good quality; to perform such work only with contractors previously reasonably approved of in writing by Landlord; to comply with all governmental requirements; and save Landlord and its agents, officers, employees, contractors and invitees harmless and indemnified from all liability, injury, loss, cost, damage and/or expense (including reasonable attorneys’ fees and expenses) in respect of any injury to, or death of, any person, and/or damage to, or loss or destruction of, any property occasioned by or growing out of any such work.
SECTION 26. COVENANT OF TITLE AND PEACEFUL POSSESSION
     So long as Tenant is not in default hereunder beyond applicable notice and cure periods, but subject to the terms and conditions of this Lease, Tenant shall have quiet and peaceful possession of the premises from and against anyone acting by, through or under Landlord, and, except for such obligations which are to be performed by Tenant under this Lease, Landlord shall perform all of its obligations under the Master Lease. Landlord expressly warrants and represents to Tenant that: (i) the Master Lease is a valid and binding lease agreement which is in full force and effect and is enforceable against Landlord and Master Landlord in accordance with its terms; (ii) Landlord has a good and valid leasehold interest in the premises pursuant to the Master Lease; (iii) no event has occurred, which with the giving of notice or the passage of time would constitute a default by either Master Landlord or Landlord under the Master Lease; (iv) a true, correct and complete copy of the Master Lease has been provided to Tenant; and (v) Landlord has the right to enter into this Lease.
SECTION 27. TENANT’S AND LANDLORD’S INSURANCE; INDEMNITY
     (a) Tenant’s Property Insurance. Tenant agrees to procure and maintain during the demised term a property insurance policy written on the causes of loss-special form (also referred to as the special extended coverage form), or the most broad property insurance form then available, insuring against loss of, or damage to, Tenant’s property, in, on or about the demised premises. Such property insurance shall include coverage (whether by additional policies, endorsements or otherwise): (i) against earthquake and flood; (ii) for plate glass; (iii) in an amount equal to the full insurable replacement cost, without deduction for depreciation; (iv) with an agreed valuation provision in lieu of, or in an amount sufficient to satisfy, any co-insurance clause; (v) against inflation (also known as inflation guard); (vi) for any costs due to ordinances or laws; and (vii) as Landlord may from time to time reasonably require Tenant to procure and maintain. Landlord shall not be liable for any damage to Tenant’s property in, on or about the demised premises caused by fire or other insurable hazards regardless of the nature or cause of such fire or other casualty, and regardless of whether any negligence of Landlord or Landlord’s employees or agents contributed thereto. Tenant expressly releases Landlord of and from all liability for any such damage and Tenant agrees that its property insurance policies required hereunder shall include a waiver of subrogation recognizing this release from liability.
     (b) Boiler and Machinery Insurance. Tenant agrees to maintain a comprehensive boiler and machinery policy on a full repair and replacement cost basis, and further in accordance with the requirements of Section 27(a)(iii)-(vi) above, with an admitted, reputable insurance carrier covering property damage as a result of a loss from boiler(s), pressure vessel(s), HVAC equipment, or other electrical or mechanical apparatus within or servicing the demised premises, furniture, fixtures, equipment and inventory together with property of others in the care, custody and control of Tenant. The deductible for property damage under such policy shall not exceed Five Thousand Dollars ($5,000.00) per occurrence.
     (c) Additional Tenant Insurance. Tenant’s insurance required under Section (27(a) and (b) above shall also include business income coverage against any interruption (including utility interruption) in Tenant’s business (whether direct, indirect, contingent or interdependent), including, but not limited to, coverage for Tenant’s leasehold interests and obligations to continue paying all rental amounts hereunder, lost revenues and income, and extra expense. Such coverage should be for a period of at least twelve (12) months, with an extended period of indemnity of at least thirty (30) days. The deductible for such coverage may not exceed twenty-four (24) hours.
     (d) Tenant’s Commercial General Liability Insurance. Tenant agrees to procure and maintain during the demised term commercial general liability insurance by a responsible insurance company or companies, with policy limits of not less than the greater of any requirement imposed on Landlord under the Master Lease or $1,000,000.00 per occurrence and $2,000,000.00 annual aggregate, and $500,000.00 limits for fire and legal liability, insuring against liability for losses, claims, demands or actions for bodily injury (including death) and property damage arising from Tenant’s conduct and operation of its business in and Tenant’s use, maintenance and occupancy of, the demised premises and any areas adjacent thereto, or the acts or omissions of Tenant’s employees and agents. Such commercial general liability policy may be written on a blanket basis to include the demised premises in conjunction with other premises owned or operated by Tenant but shall be written such that the required policy limits herein specifically apply on a per location basis to the demised premises. Tenant’s commercial general liability insurance policy shall further provide: (i) coverage for defense costs (in excess of policy limits); (ii) contractual liability coverage; (iii) cross-liability coverage; and, (iv) that Landlord, its shareholders, officers, directors, employees, and agents, Master Landlord, and Master Landlord’s mortgagee, if any, are named as additional insureds such that (Y) Tenant’s policy shall be the primary source of insurance for such additional insured and (Z) any liability policy carried by such additional insureds shall be in excess of, and will not contribute with or to, Tenant’s commercial general liability insurance required to be maintained hereunder. At the time this Lease is executed and thirty (30) days prior to the expiration of such insurance policy, Tenant shall furnish to Landlord, Master Landlord, and Master Landlord’s mortgagee, if any, certificates of insurance evidencing the continuous existence during the term of this Lease of

Tenant’s commercial general liability insurance coverage, which certificates shall include attachment of additional insured endorsement, name any and all non-standard exclusions or limitations, and provide not less than thirty (30) days notice of cancellation or termination to Landlord (and any other additional insured, if applicable). All insurance companies must be licensed to do business in the state where the premises are located. Tenant shall further procure and maintain other liability insurance (including, but not limited to, liquor and pollution insurance) as Landlord may from time to time reasonably require.
     (e) Worker’s Compensation. Tenant agrees to provide and keep in force at all times worker’s compensation insurance complying with the law of the state in which the premises are located. Tenant agrees to defend, indemnify and hold harmless Landlord from all actions or claims of Tenant’s employees or employee’s family members. Tenant agrees to provide a certificate as evidence of proof of worker’s compensation coverage.
     If Tenant hires contractors to do any improvements on the demised premises, each contractor must provide proof of worker’s compensation coverage on its employees and agents to Landlord.
     (f) Contingent Liability and Builder’s Risk Insurance. With respect to any alterations or improvements by Tenant, Tenant shall maintain contingent liability and builder’s risk coverage naming Landlord as an additional insured, in compliance with the additional insured requirements set forth in Section 27(d).
     (g) Landlord’s Property Insurance. Commencing as of the Commencement Date, and thereafter throughout the term of this Lease, Landlord shall, at Landlord’s sole cost and expense, provide and maintain or cause to be provided and maintained a property insurance policy insuring the Building (including any permanent improvements to the demised premises paid for by the Tenant Reimbursement but excluding those items insured by Tenant as required under this Section 27) for all the hazards and perils normally covered by the Causes of Loss-Special Form. Said property insurance policy shall include endorsements for coverage against: (i) earthquake and flood (including, but not limited to, mud slide, flood hazard or fault area(s), as designated on any map prepared or issued for such purpose by any governmental authority); and (ii) increased costs of construction and demolition due to law and ordinance. The foregoing property coverage shall be provided in amounts sufficient to provide one hundred percent (100%) of the full replacement cost of all buildings (and building additions) and other improvements in the Center and in the demised premises and Tenant’s store building (including any permanent improvements to the demised premises paid for by Tenant Reimbursement but excluding those items insured by Tenant as required under this Section 27). If for any reason the Causes of Loss-Special Form is not customarily used in the insurance industry, then the property insurance policy then in effect shall at least provide coverage for the following perils: fire, lightning, windstorm and hail, explosion, smoke, aircraft and vehicles, riot and civil commotion, vandalism and malicious mischief, sprinkler leakage, sinkhole and collapse, volcanic action, earthquake or earth movement, and flood, and increased costs of construction and demolition due to law, ordinance and inflation. Neither Tenant nor any of its affiliates or subtenants shall be liable to Landlord for any loss or damage (including loss of income), regardless of cause, resulting from fire, flood, act of God or other casualty.
     (h) Landlord’s Commercial General Liability Insurance. Commencing as of the Commencement Date, and thereafter throughout the term of this Lease, Landlord shall, at Landlord’s sole cost and expense, provide and maintain or cause to be provided and maintained a commercial general liability policy, naming Landlord as an insured (and naming Tenant as an additional insured, said additional insured’s coverage under Landlord’s commercial general liability policy to be primary), protecting Landlord, the business operated by Landlord, and any additional insureds (including Tenant) against claims for bodily injury (including death) and property damage occurring upon, in or about the Center (other than the demised premises and those areas insured by other tenants at the Center), including Common Areas. Such insurance shall afford protection to the limits of not less than the greater of any requirement imposed upon Landlord by the Master Lease or One Million Dollars ($1,000,000.00) per occurrence, Two Million Dollars ($2,000,000.00) annual aggregate, and Five Hundred Thousand Dollars ($500,000.00) with respect to property damage for fire legal liability. All liability policies shall be written on an occurrence form unless such form is no longer customarily used in the insurance industry. Landlord may use commercially reasonable deductibles Landlord customarily carries in the conduct of its business; however, the amount of such deductibles which may be charged to Tenant pursuant to Section 12.09 below may not exceed $0.20 per square foot of gross leasable area of the demised premises in any lease year.
     (i) Landlord’s Umbrella. Commencing as of the Commencement Date, and thereafter throughout the term of this Lease, Landlord shall, at Landlord’s sole cost and expense, provide and maintain or cause to be provided and maintained an umbrella liability insurance policy with a Ten Million Dollar ($10,000,000.00) minimum annual aggregate, which umbrella policy (or policies) shall list Landlord’s commercial general liability policy required under this Section 27 and any other liability policy or policies carried by, or for the benefit of, Landlord as underlying policies. Said umbrella liability policy shall also name Tenant as an additional insured (said additional insured’s coverage under Landlord’s umbrella liability policy to be primary). All liability policies shall be written on an occurrence form unless such form is no longer customarily used in the insurance industry.
     (j) Tenant Indemnity. Tenant shall indemnify Landlord, Landlord’s agents, employees, officers or directors, against all damages, claims and liabilities arising from any alleged products liability or from any accident or injury whatsoever caused to any person, firm or corporation during the demised term in the demised premises, unless such claim arises from a breach or default in the performance by Landlord of any covenant or agreement on its part to be performed under this Lease or, to the extent not required to be insured hereunder, the negligence of Landlord. The indemnification herein provided shall include all reasonable costs, counsel fees, expenses and liabilities incurred in connection with any such claim or any action or proceeding brought thereon.
     (k) Landlord Indemnity. Landlord shall indemnify Tenant, Tenant’s officers, directors, employees and agents against all damages, claims and liabilities arising from any accident or injury whatsoever caused to any person, firm or corporation during the demised term in the common areas of the Shopping Center, unless such claim arises from a breach or default in the performance by Tenant of any covenant or agreement on Tenant’s part to perform under this Lease or, to the extent not required to be insured hereunder, the negligence of Tenant. The indemnification herein provided shall include all reasonable costs, counsel fees, expenses and liabilities incurred in connection with any such claim or any action or proceeding brought thereon.
SECTION 28. REAL ESTATE TAXES
     (a) Tenant shall pay Tenant’s Proportionate Tax Share of any “real estate taxes” (defined in Section 16(b) above) for which Landlord has a payment or reimbursement obligation pursuant to the Master Lease. Tenant’s Proportionate Tax Share shall be equal to the real estate taxes payable by Landlord to Master Landlord, multiplied by a fraction, the numerator of which shall be the leasable square feet in the demised premises and the denominator of which shall be the leasable square feet in the Building. Tenant shall initially pay to Landlord as additional rental, simultaneously with the payment of minimum rental called for under Section 5(a), the estimated monthly amount of Tenant’s Proportionate Tax Share of real estate taxes as set forth in Section 5(c) of Nine and 35/100 Dollars ($9.35) per square foot, payable in equal monthly installments of Thirteen Thousand Two Hundred Eighty-Four and 79/100 Dollars ($13,284.79), as the estimated amount of Tenant’s Proportionate Tax Share. Within one hundred twenty (120) days after the end of each accounting year (which Landlord may change from time to time), Landlord shall provide Tenant with an annual reconciliation of real estate taxes and a statement of the actual amount of Tenant’s Proportionate Share thereof. Any excess payments from Tenant shall be applied to the next installments of real estate taxes hereunder, or refunded by Landlord. Any underpayments by Tenant shall be paid to Landlord within thirty (30) days after receipt of such reconciliation statement. Tenant’s estimated monthly installment of real estate taxes payable hereunder may be adjusted by written notice from Landlord.
     (b) For the purpose of this Lease, the term “real estate taxes” shall include “Impositions” as defined in the Master Lease.
     (c) The real estate taxes for any lease year shall be the real estate taxes for which Landlord has a payment or reimbursement obligation pursuant to the Master Lease during such lease year.

     (d) Upon request, Landlord shall submit to Tenant true copies of the real estate tax bills submitted to Landlord by Master Landlord for each tax year or portion of a tax year included within the term of this Lease and shall bill Tenant for the amount to be paid by Tenant hereunder. Said bill shall be accompanied by a computation of the amount payable by Tenant and such amount shall be paid by Tenant within thirty (30) days after receipt of said bill.
SECTION 29. TENANT’S INSURANCE CONTRIBUTION
     Tenant shall pay as additional rent, Tenant’s Proportionate Insurance Share of (i) the premiums for the insurance maintained by Landlord on the Building pursuant to Section 27(g) hereof and (ii) the insurance premiums for the liability insurance maintained by Landlord or the Center pursuant to Section 27(h) for each lease year during the term of this Lease, less any amounts reimbursed to Landlord by Master Landlord pursuant to the Master Lease (collectively, the “Insurance Charges”). Tenant’s Proportionate Insurance Share shall be equal to the Insurance Charges multiplied by a fraction, the numerator of which shall be the leasable square feet in the demised premises and the denominator of which shall be the leasable square feet in the Building. The premiums for the first and last lease years shall be prorated. Tenant shall pay Tenant’s Proportionate Share of such premiums annually upon demand for such payment by Landlord. Tenant’s Proportionate Share thereof shall be paid by Tenant within thirty (30) days after Landlord’s demand therefore. Tenant shall initially pay to Landlord as additional rental, simultaneously with the payment of minimum rental called for under Section 5(a), the estimated monthly amount of Tenant’s Proportionate Share of such insurance premiums as set forth in Section 5(c), of Fifteen Cents ($0.15) per square foot, payable in equal monthly installments of Two Hundred Thirteen and 13/100 Dollars ($213.13) , as the estimated amount of Tenant’s Proportionate Share of such insurance premiums. Within one hundred twenty (120) days after the end of each accounting year (which Landlord may change from time to time), Landlord shall provide Tenant with a reconciliation of the premiums for the insurance maintained by Landlord hereunder and a statement of the actual amount of Tenant’s Proportionate Share thereof. Any excess payments from Tenant shall be applied to the next installments of insurance premiums payable by Tenant hereunder, or refunded by Landlord. Any underpayments by Tenant shall be paid to Landlord within thirty (30) days after receipt of such reconciliation statement. Tenant’s monthly installment of insurance premiums payable hereunder may be adjusted by written notice from Landlord.
SECTION 30. FIXTURES
     Provided that Tenant shall repair any damage caused by removal of its property and provided that the Tenant is not in default under this Lease, Tenant shall have the right to remove from the demised premises all of its signs, shelving, electrical, and other fixtures and equipment, window reflectors and backgrounds and any and all other trade fixtures which it has installed in and upon the demised premises.
SECTION 31. SURRENDER
     The Tenant covenants and agrees to deliver up and surrender to the Landlord the physical possession of the demised premises upon the expiration of this Lease or its termination as herein provided in as good condition and repair as the same shall be at the commencement of the initial term, loss by fire and/or ordinary wear and tear excepted, and to deliver all of the keys to Landlord or Landlord’s agents.
SECTION 32. HOLDING OVER
     There shall be no privilege of renewal hereunder (except as specifically set forth in this Lease) and any holding over after the expiration by the Tenant shall be from day to day on the same terms and conditions (with the exception of rental which shall be prorated on a daily basis at twice the daily rental rate of the most recent expired term) at Landlord’s option; and no acceptance of rent by or act or statement whatsoever on the part of the Landlord or his duly authorized agent in the absence of a written contract signed by Landlord shall be construed as an extension of the term or as a consent for any further occupancy.

SECTION 33. NOTICE
     Whenever under this Lease provisions are made for notice of any kind to Landlord, it shall be deemed sufficient notice and sufficient service thereof if such notice to Landlord is in writing, addressed to Landlord at c/o Schottenstein Management Company, 1800 Moler Road, Columbus, Ohio 43207, or at such address as Landlord may notify Tenant in writing, and deposited in the United States mail by certified mail, return receipt requested, with postage prepaid or Federal Express, Express Mail or such other expedited mail service as normally results in overnight delivery, with a copy of same sent in like manner to President, Real Estate, 1800 Moler Road, Columbus, Ohio 43207. Notice to Tenant shall be sent in like manner to 4150 East Fifth Avenue, Columbus, Ohio 43219, with copies of same sent to (i) General Counsel, 3241 Westerville Road, Columbus, Ohio 43224-3751 and (ii) Randall S. Arndt, Esq., Schottenstein Zox & Dunn, 250 West Street, Columbus, Ohio 43215. All notices shall be effective upon receipt or refusal of receipt. Either party may change the place for service of notice by notice to the other party.
SECTION 34. DEFAULT
     (a) Elements of Default: The occurrence of any one or more of the following events shall constitute a default of this Lease by Tenant:
     1. Tenant fails to pay any monthly installment of rent within ten (10) days after the same shall be due and payable, except for the first two (2) times in any consecutive twelve (12) month period, in which event Tenant shall have five (5) days after receipt of written notice of such failure to pay before such failure shall constitute a default;
     2. Tenant fails to perform or observe any term, condition, covenant or obligation required to be performed or observed by it under this Lease for a period of twenty (20) days after notice thereof from Landlord; provided, however, that if the term, condition, covenant or obligation to be performed by Tenant is of such nature that the same cannot reasonably be cured within twenty (20) days and if Tenant commences such performance or cure within said twenty (20) day period and thereafter diligently undertakes to complete the same, then such failure shall not be a default hereunder if it is cured within a reasonable time following Landlord’s notice, but in no event later than forty-five (45) days after Landlord’s notice.
     3. If Tenant refuses to take possession of the demised premises as required pursuant to this Lease or abandons the demised premises for a period of thirty (30) days or substantially ceases to operate its business or to carry on its normal activities in the demised premises as required pursuant to this Lease.
     4. A trustee or receiver is appointed to take possession of substantially all of Tenant’s assets in, on or about the demised premises or of Tenant’s interest in this Lease (and Tenant or any guarantor of Tenant’s obligations under this Lease does not regain possession within sixty (60) days after such appointment); Tenant makes an assignment for the benefit of creditors; or substantially all of Tenant’s assets in, on or about the demised premises or Tenant’s interest in this Lease are attached or levied upon under execution (and Tenant does not discharge the same within sixty (60) days thereafter).
     5. A petition in bankruptcy, insolvency, or for reorganization or arrangement is filed by or against Tenant or any guarantor of Tenant’s obligations under this Lease pursuant to any Federal or state statute, and, with respect to any such petition filed against it, Tenant or such guarantor fails to secure a stay or discharge thereof within sixty (60) days after the filing of the same.
     (b) Landlord’s Remedies: Upon the occurrence of any event of default, Landlord shall have the following rights and remedies, any one or more of which may be exercised without further notice to or demand upon Tenant:
     1. Landlord may re-enter the demised premises and cure any default of Tenant, in which event Tenant shall reimburse Landlord for any cost and expenses which Landlord may incur to cure such default; and Landlord shall not be liable to Tenant for any loss or damage which Tenant may sustain by reason of Landlord’s action.

     2. Landlord may terminate this Lease or Tenant’s right to possession under this Lease as of the date of such default, without terminating Tenant’s obligation to pay rent due hereunder, in which event (A): neither Tenant nor any person claiming under or through Tenant shall thereafter be entitled to possession of the demised premises, and Tenant shall immediately thereafter surrender the demised premises to Landlord; (B) Landlord may re-enter the demised premises and dispose Tenant or any other occupants of the demised premises by force, summary proceedings, ejectment or otherwise, and may remove their effects, without prejudice to any other remedy which Landlord may have for possession or arrearages in rent; and (C) notwithstanding a termination of this Lease, Landlord may re-let all or any part of the demised premises for a term different from that which would otherwise have constituted the balance of the term of this Lease and for rent and on terms and conditions different from those contained herein, whereupon Tenant shall immediately be obligated to pay to Landlord as liquidated damages the difference between the rent provided for herein and that provided for in any lease covering a subsequent re-letting of the demised premises, for the period which would otherwise have constituted the balance of the term of this Lease, together with all of Landlord’s costs and expenses for preparing the demised premises for re-letting, including all repairs, tenant finish improvements, broker’s and attorney’s fees, and all loss or damage which Landlord may sustain by reason of such termination, re-entry and re-letting, it being expressly understood and agreed that the liabilities and remedies specified herein shall survive the termination of this Lease. Notwithstanding a termination of this Lease by Landlord, Tenant shall remain liable for payment of all rentals and other charges and costs imposed on Tenant herein, in the amounts, at the times and upon the conditions as herein provided. Landlord shall credit against such liability of the Tenant all amounts received by Landlord from such re-letting after first reimbursing itself for all reasonable costs incurred in curing Tenant’s defaults and re-entering, preparing and refinishing the demised premises for re-letting, and re-letting the demised premises.
     3. Upon termination of this Lease pursuant to Section 34(b)2, Landlord may recover possession of the demised premises under and by virtue of the provisions of the laws of the State of New York, or by such other proceedings, including reentry and possession, as may be applicable.
     4. If the Tenant shall not remove all of Tenant’s property from said demised premises as provided in this Lease, Landlord, at its option, may remove any or all of said property in any manner that Landlord shall choose and store same without liability for loss thereof, and Tenant will pay the Landlord, on demand, any and all reasonable expenses incurred in such removal and storage of said property for any length of time during which the same shall be in possession of Landlord or in storage, or Landlord may, upon thirty (30) days prior notice to Tenant, sell any or all of said property in such manner and for such price as the Landlord may reasonably deem best and apply the proceeds of such sale upon any amounts due under this Lease from the Tenant to the Landlord, including the reasonable expenses of removal and sale.
     5. Any damage or loss of rent sustained by Landlord may be recovered by Landlord, at Landlord’s option, at the time of the reletting, or in separate actions, from time to time, as said damage shall have been made more easily ascertainable by successive relettings, or at Landlord’s option in a single proceeding deferred until the expiration of the term of this Lease (in which event Tenant hereby agrees that the cause of action shall not be deemed to have accrued until the date of expiration of said term) or in a single proceeding prior to either the time of reletting or the expiration of the term of this Lease.
     6. In the event of a breach by Tenant of any of the covenants or provisions hereof, Landlord shall have the right of injunction and the right to invoke any remedy allowed at law or in equity as if reentry, summary proceedings, and other remedies were not provided for herein. Mention in this Lease of any particular remedy shall not preclude Landlord from any other remedy, in law or in equity. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed for any cause, or in the event of Landlord obtaining possession of the demised premises by reason of the violation by Tenant of any of the covenants and conditions of this Lease or other use.
     7. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws, in the event of eviction or dispossession of Tenant by Landlord under any provision of this Lease. No receipt of monies by Landlord from or for the account of

Tenant or from anyone in possession or occupancy of the demised premises after the termination of this Lease or after the giving of any notice shall reinstate, continue or extend the term of this Lease or affect any notice given to the Tenant prior to the receipt of such money, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of said demised premises, the Landlord may receive and collect any rent or other amounts due Landlord and such payment shall not waive or affect said notice, said suit or said judgment.
     (c) Additional Remedies and Waivers: The rights and remedies of Landlord set forth herein shall be in addition to any other right and remedy now or hereinafter provided by law and/or equity and all such rights and remedies shall be cumulative and shall not be deemed inconsistent with each other, and any two or more or all of said rights and remedies may be exercised at the same time or at different times and from time to time without waiver thereof of any right or remedy provided or reserved to Landlord. No action or inaction by Landlord shall constitute a waiver of a default and no waiver of default shall be effective unless it is in writing, signed by the Landlord.
     (d) Default by Landlord. Any failure by Landlord to observe or perform any provision, covenant or condition of this Lease to be observed or performed by Landlord, if such failure continues for thirty (30) days after written notice thereof from Tenant to Landlord, shall constitute a default by Landlord under this Lease, provided, however, that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Landlord shall not be deemed to be in default if it shall commence such cure within such thirty (30) day period and thereafter rectify and cure such default with due diligence.
     (e) Interest on Past Due Obligations: All monetary amounts required to be paid by Tenant or Landlord hereunder which are not paid on or before the due date thereof shall, from and after such due date, bear interest at the Interest Rate, and shall be due and payable by such party without notice or demand.
     (f) Tenant’s Remedies. In the event of default by the Landlord with respect to the demised premises, Tenant shall have the option to cure said default. Landlord shall reimburse Tenant for the reasonable costs incurred by Tenant in curing such default within thirty (30) days after invoice thereof by Tenant, together with reasonable evidence supporting such invoiced amount. Tenant shall also have any and all rights available under the laws of the state in which the demised premises are situated; provided, however, that any right of offset available to Tenant shall be subject to the provisions of Section 36 below.
SECTION 35. WAIVER OF SUBROGATION
     Landlord and Tenant, and all parties claiming under each of them, mutually release and discharge each other from all claims and liabilities arising from or caused by any casualty or hazard covered or required hereunder to be covered in whole or in part by insurance coverage required to be maintained by the terms of this Lease on the demised premises or in connection with the Shopping Center or activities conducted with the demised premises, and waive any right of subrogation which might otherwise exist in or accrue to any person on account thereof. All policies of insurance required to be maintained by the parties hereunder shall contain waiver of subrogation provisions so long as the same are available.
SECTION 36. LIABILITY OF LANDLORD; EXCULPATION
     (a) Except with respect to any damages resulting from the gross negligence of Landlord, its agents, or employees, or resulting from the breach of Landlord’s obligations hereunder, Landlord shall not be liable to Tenant, its agents, employees, or customers for any damages, losses, compensation, accidents, or claims whatsoever. The foregoing notwithstanding, it is expressly understood and agreed that nothing in this Lease contained shall be construed as creating any liability whatsoever against Landlord personally, and in particular without limiting the generality of the foregoing, there shall be no personal liability to pay any indebtedness accruing hereunder or to perform any covenant, either express or implied, herein contained, or to keep, preserve or sequester any property of Landlord and that all personal liability of Landlord to the extent permitted by law, of every sort, if any, is hereby expressly waived by Tenant, and by every person now or hereafter claiming any right or security hereunder.
     (b) If the Tenant obtains a money judgment against Landlord, any of its officers, directors, shareholders, partners, members or their successors or assigns under any provisions of or with respect to this Lease or on account of any matter, condition or circumstance arising out of the relationship of the parties under this Lease, Tenant’s occupancy of the Building or Landlord’s ownership of the leasehold estate created by the Master Lease, Tenant shall be entitled to have execution upon any such final, unappealable judgment only upon Landlord’s leasehold estate in the Shopping Center and not out of any other assets of Landlord, or any of its officers, directors, shareholders, members or partners, or their successor or assigns; and Landlord shall be entitled to have any such judgment so qualified as to constitute a lien only on said fee simple or leasehold estate.
     Notwithstanding the above, Tenant shall have the right to offset any final, unappealable judgment against twenty five percent (25%) of all minimum rent and all percentage rental (but no other additional rent components) if not paid to Tenant by Landlord within thirty (30) days thereafter.
     (c) It is expressly agreed that nothing in this Lease shall be construed as creating any personal liability of any kind against the assets of any of the officers, directors, members, partners or shareholders of Tenant, or their successors and assigns.
SECTION 37. RIGHTS CUMULATIVE
     Unless expressly provided to the contrary in this Lease, each and every one of the rights, remedies and benefits provided by this Lease shall be cumulative and shall not be exclusive of any other of such rights, remedies and benefits or of any other rights, remedies and benefits allowed by law.
SECTION 38. MITIGATION OF DAMAGES
     Notwithstanding any of the terms and provisions herein contained to the contrary, Landlord and Tenant shall each have the duty and obligation to mitigate, in every reasonable manner, any and all damages that may or shall be caused or suffered by virtue of defaults under or violation of any of the terms and provisions of this Lease agreement committed by the other.
SECTION 39. SIGNS
     No signs shall be placed on the demised premises by Tenant except as shall comply with all applicable governmental codes, restrictions of record in accordance with Section 7 above, sign criteria established by Landlord or Master Landlord for the Shopping Center, and with the prior written consent of Landlord (not to be unreasonably withheld) after sign drawings have been submitted to Landlord by Tenant. Subject to the foregoing, Tenant shall have the right to install its prototypical signage and awnings on the front of the demised premises as described on Exhibit “E” attached hereto and made a part hereof. Tenant shall be entitled to pylon, monument or other freestanding signage as shown on Exhibit “E” (and any future replacement signage therefore).
SECTION 40. ENTIRE AGREEMENT
     This Lease shall constitute the entire agreement of the parties hereto; all prior agreements between the parties, whether written or oral, are merged herein and shall be of no force and effect. This Lease cannot be changed, modified, or discharged orally but only by an agreement in writing signed by the party against whom enforcement of the change, modification or discharge is sought.

SECTION 41. LANDLORD’S LIEN – DELETED BY INTENTION
SECTION 42. BINDING UPON SUCCESSORS
     The covenants, conditions, and agreements made and entered into by the parties hereto shall be binding upon and inure to the benefit of their respective heirs, representatives, successor and assigns.
SECTION 43. HAZARDOUS SUBSTANCES
     (a) During the term of this Lease, Tenant shall not suffer, allow, permit or cause the generation, accumulation, storage, possession, release or threat of release of any hazardous substance or toxic material, as those terms are used in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, and any regulations promulgated thereunder, or any other present or future federal, state or local laws, ordinances, rules, and regulations. Tenant shall indemnify and hold Landlord harmless from any and all liabilities, penalties, demands, actions, costs and expenses (including without limitation reasonable attorney fees), remediation and response costs incurred or suffered by Landlord directly or indirectly arising due to the breach of Tenant’s obligations set forth in this Section. Such indemnification shall survive expiration or earlier termination of this Lease. At the expiration or sooner termination hereof, Tenant shall return the demised premises to Landlord in substantially the same condition as existed on the date of commencement hereof free of any hazardous substances in, on or from the demised premises.
     (b) Landlord hereby represents and warrants that, except as set forth in that certain Pre-Demolition Asbestos Survey Report of “Former” Toys R’ Us, 3501 Hempstead Turnpike, Levittown, New York, CNS Job #: A26887, dated April 27, 2006, prepared by CNS Management Corp.: (i) it has not used, generated, discharged, released or stored any hazardous substances on, in or under the Shopping Center and has received no notice and has no knowledge of the presence in, on or under the Shopping Center of any such hazardous substances; (ii) to Landlord’s knowledge there have never been any underground storage tanks at the Shopping Center, whether owned by the Landlord or its predecessors in interest; (iii) to Landlord’s knowledge there have never been accumulated tires, spent batteries, mining spoil, debris or other solid waste (except for rubbish and containers for normal scheduled disposal in compliance with all applicable laws) in, on or under the Shopping Center; (iv) to Landlord’s knowledge it has not spilled, discharged or leaked petroleum products other than de minimis quantities in connection with the operation of motor vehicles on the Shopping Center; (v) to Landlord’s knowledge there has been no graining, filling or modification of wetlands (as defined by federal, state or local law, regulation or ordinance) at the Shopping Center; and (vi) to Landlord’s knowledge there is no asbestos or asbestos-containing material in the demised premises. The representations and warranties set forth in this subparagraph shall apply to any contiguous or adjacent property owed by the Landlord. Landlord hereby indemnifies Tenant for any and all loss, cost, damage or expense to Tenant resulting from any misrepresentation or breach of the foregoing representations and warranties. .
     (c) It is acknowledged by the parties that Tenant is causing to be performed removal/abatement of asbestos as specifically set forth in Section 3(e) hereof, but at Landlord’s expense, as set forth in Section 3(e); Landlord shall be responsible to cause the demised premises to be free of any other hazardous substances not specifically included in the description of such abatement work described in Section 3(e). Except as set forth in the preceding sentence, if any hazardous substances are discovered at the Shopping Center (unless introduced by the Tenant, its agents or employees) or if any asbestos or asbestos containing material is discovered in the demised premises (unless introduced by the Tenant, its agents or employees), and removal, encapsulation or other remediation is required by applicable laws, the Landlord immediately and with all due diligence and at no expense to the Tenant shall take all measures necessary to comply with all applicable laws and to remove such hazardous substances or asbestos from the Shopping Center and/or encapsulate or remediate such hazardous substances or asbestos, which removal and/or encapsulation or remediation shall be in compliance with all environmental laws and regulations, and the Landlord shall repair and restore the Shopping Center at its expense. From the date such encapsulation, remediation and restoration is complete, the rent due hereunder shall be reduced by the same percentage as the percentage of the demised premises which, in the Tenant’s reasonable judgment, cannot be safely, economically or practically used for the operation of the Tenant’s business. Anything herein to the contrary notwithstanding, if in the Tenant’s reasonable judgment, such removal, encapsulation, remediation and restoration cannot be completed within one hundred eighty (180) days or the same is not actually completed by Landlord within such one hundred eighty (180) day period following the date such hazardous substances or asbestos are discovered and such condition materially adversely affects Tenant’s ability to conduct normal business operations in the premises, then the Tenant may terminate this Lease by written notice to the Landlord within thirty (30) days after such 180 day period, which notice shall be effective on Landlord’s receipt thereof. Landlord shall comply with OSHA 29 CFR 1910.1001 (j) to notify tenants, including Tenant, of asbestos related activities in the demised premises and the Shopping Center including, but not limited to, selection of the certified/licensed asbestos abatement contractor, scope of the abatement work, and final clearance testing procedures and results.
SECTION 44. TRANSFER OF INTEREST
     If Landlord should sell or otherwise transfer its interest in the demised premises, upon an undertaking by the purchaser or transferee to be responsible for all the covenants and undertakings of Landlord accruing subsequent to the date of such sale or transfer, Tenant agrees that Landlord shall thereafter have no liability to Tenant under this Lease or any modifications or amendments thereof, or extensions thereof, except for such liabilities which might have accrued prior to the date of such sale or transfer of its interest by Landlord.
SECTION 45. ACCESS TO PREMISES
     Landlord and its representatives shall have free access to the demised premises at all reasonable times for the purpose of: (a) examining the same or to make any alterations or repairs to the demised premises that Landlord may deem necessary for its safety or preservation; (b) exhibiting the demised premises for sale or mortgage financing; (c) during the last three (3) months of the term of this Lease, for the purpose of exhibiting the demised premises and putting up the usual notice “for rent” which notice shall not be removed, obliterated or hidden by Tenant, provided, however, that any such action by Landlord shall cause as little inconvenience as reasonably practicable and such action shall not be deemed an eviction or disturbance of Tenant nor shall Tenant be allowed any abatement of rent, or damages for an injury or inconvenience occasioned thereby.
SECTION 46. HEADINGS
     The headings are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope or intent of this Lease.
SECTION 47. NON-WAIVER
     No payment by Tenant or receipt by Landlord or its agents of a lesser amount than the rent in this Lease stipulated shall be deemed to be other than on account of the stipulated rent nor shall an endorsement or statement on any check or any letter accompanying any check or payment of rent be deemed an accord and satisfaction and Landlord or its agents may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy in this Lease provided.
SECTION 48. SHORT FORM LEASE
     This Lease shall not be recorded, but a short form lease, which describes the property herein demised, gives the term of this Lease and refers to this Lease, shall be executed by the parties hereto, upon demand of either party and such short form lease may be recorded by Landlord or Tenant at any time either deems it appropriate to do so. The cost and recording of such short form lease shall belong to the requesting party.
SECTION 49. ESTOPPEL CERTIFICATE
     Each party agrees that at any time and from time to time on ten (10) days prior written request by the other, it will execute, acknowledge and deliver to the requesting party a statement in writing stating that this Lease is unmodified and in full force and effect (or, if there have been modifications, stating the modifications, and that the Lease as so modified is in full force and effect, and the dates to which the rent and other charges hereunder have been paid, and such other information as may reasonably re requested, it being intended that any such statements delivered pursuant to this Section may be relied upon by any current or prospective purchaser of or any prospective holder of a mortgage or a deed of trust upon or any interest in the fee or any leasehold or by the mortgagee, beneficiary or grantee of any security or interest, or any assignee of any thereof or under any mortgage, deed of trust or conveyance for security purposes now or hereafter done or made with respect to the fee of or any leasehold interest in the demised premises.
SECTION 50. MASTER LEASE CONTINGENCIES
     This Lease and the liability of Tenant hereunder is and shall be wholly contingent upon Tenant obtaining, on or before___, 2006, the following:
(i)	a copy of a Subordination, Non-disturbance and Attornment Agreement in form and substance reasonably acceptable to Tenant duly executed by the holder of any mortgage or deed of trust on the Shopping Center, pursuant to which the lender agrees to recognize the leasehold rights created by the Master Lease in the event that Master Landlord shall default under such mortgage or deed of trust; and

(ii)	such other consents, approvals or information that Tenant may reasonably require pursuant to its review of the Master Lease.
SECTION 51. PROVISIONS WITH RESPECT TO MASTER LEASE
     (a) Consents and Approvals. Wherever pursuant to the Master Lease and this Lease the consent and/or approval of the Master Landlord and Landlord is required, Landlord’s refusal to consent to or approve any matter or thing shall be deemed reasonable if the consent or approval of Master Landlord is required, and despite Landlord’s commercially reasonable efforts, such consent or approval has not been obtained from Master Landlord. In the event that Tenant seeks the consent or approval of Master Landlord, Tenant shall submit such request to Landlord and Landlord shall promptly thereafter submit such request to Master Landlord and use commercially reasonable efforts to obtain on behalf of Tenant such consent or approval of Master Landlord, but at no cost or expense to Landlord.
     (b) Master Landlord Default and Remedy. If Master Landlord fails to perform any obligation which it has under the Master Lease and such failure materially adversely effects the rights of Tenant hereunder or its ability to use, operate and maintain its business in the premises, then Tenant shall prepare and deliver to Landlord a written notice specifying such failure to perform in reasonable detail. Landlord shall promptly thereafter transmit such notice to Master Landlord and shall use commercially reasonable efforts to cause Master Landlord to perform such obligation. If, despite Landlord’s reasonable efforts, Master Landlord fails to timely perform such obligation as required by the Master Lease, Landlord hereby assigns to Tenant the right, at Landlord’s expense, to enforce such obligations against Master Landlord on behalf of Landlord. Landlord agrees to cooperate with Tenant in such enforcement efforts, at no expense to Tenant, and shall permit Tenant to undertake such efforts in Landlord’s name, if necessary in order to effectively prosecute such enforcement actions. The foregoing is in addition to any and all other remedies available to Tenant under this Sublease or at law or in equity, including but not limited to, exercise of “self-help” remedies.
SECTION 52. BROKER
     Landlord and Tenant each represent to the other that they have not entered into any agreement or incurred any obligation in connection with this transaction which might result in the obligation to pay a brokerage commission to any broker other than E.M.B. Associates, Inc. Landlord agrees to be solely responsible for any and all commission due to such broker pursuant to a separate written agreement between Landlord and such broker. Each party shall indemnify and hold the other party harmless from and against any claim or demand by any broker or other person for bringing about this Lease who claims to have dealt with such indemnifying party, including all expenses incurred in defending any such claim or demand (including reasonable attorney’s fees).

SECTION 53. UNAVOIDABLE DELAYS
     In the event either party hereto (the “Delayed Party”) shall be delayed or hindered in or prevented from the performance of any act required under this Lease by reason of strikes, lockouts, labor troubles, inability to procure materials, failure of power, the unforeseen application of restrictive governmental laws or regulations, riots, insurrection, war, acts of terrorism or other reason of a like nature not the fault of the Delayed Party in performing work or doing acts required under the terms of this Lease, then performance of such act shall be excused for the period of the delay, and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay, provided that the Delayed Party notified the other party within fifteen (15) days of the Delayed Party being informed of the occurrence of the event causing such delay. The provisions of this Section 53 shall not operate to excuse either party from the payment of any rental or other monetary sums due under the terms of this Lease.
SECTION 54. TIMELY EXECUTION OF LEASE
     Landlord and Tenant agree that this Lease, and the parties’ obligations hereunder, shall automatically be null and void and this Lease shall terminate automatically without further action of the parties if both parties do not execute this Lease and both parties have not received an original thereof within sixty (60) days after the date of execution hereof by the first party to execute this Lease.
SECTION 55. ACCORD AND SATISFACTION
     No payment by Tenant or receipt by Landlord of a lesser amount than the entire rent and all other additional rents and charges hereunder shall be deemed to be other than payment on account of the earliest stipulated rent and other additional rents and charges hereunder, nor shall any endorsement or statement on any check or any letter accompanying any check or payment for rent or other additional rent and charges be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent and other additional rents and charges or pursue any other right or remedy available to the Landlord.
SECTION 56. WAIVER OF JURY TRIAL
     The Landlord and Tenant do hereby knowingly, voluntarily and intentionally waive the right to a trial by jury of any and all issues either now or hereinafter provided by law in any action or proceeding between the parties hereto, or their successors, arising directly or indirectly out of or in any way connected with this Lease or any of its provisions, the Tenant’s use or occupancy of said premises and/or any claim for personal injury or property damage including, without limitation, any action to rescind or cancel this Lease, and any claim or defense asserting that this Lease was fraudulently induced or is otherwise void or voidable. It is intended that said waiver shall apply to any and all defenses, rights and/or counterclaims in any action or proceeding at law or in equity. This waiver is a material inducement for Landlord and Tenant to enter into this Lease.
SECTION 57. LEASEHOLD FINANCING
     (a) Tenant’s Financing Rights. Landlord acknowledges and agrees that Tenant may from time to time during the term, without the consent of Landlord, mortgage or otherwise finance and encumber, whether by leasehold deed of trust or mortgage, collateral assignment of this Lease, lease/sublease-back, and/or assignment/leaseback, any and/or all of its leasehold estate hereunder, and property and rights in and to the Leased Premises granted to it under this Lease, as security for the payment of an indebtedness (any and all of which are herein referred to as a “Leasehold Mortgage” and the holder thereof is herein referred to as “Leasehold Mortgagee”). Any such Leasehold Mortgage shall be a lien only upon Tenant’s leasehold estate hereunder and Tenant’s interests in this Lease. Leasehold Mortgagee or its assigns may enforce such Leasehold Mortgage and acquire title to the leasehold estate and Tenant’s interest in the Leased Premises in any lawful way, and in connection therewith Leasehold Mortgagee may take possession of and rent the Leased Premises.

     (b) Cooperation with Leasehold Mortgagee. Tenant shall notify Landlord (and any Fee Mortgagee, as hereinafter defined in Section 57(c) below), in the manner hereinafter provided for the giving of notice, of the execution of such Leasehold Mortgage and the name and place for service of notice upon Leasehold Mortgagee. Upon such notification of Landlord that Tenant has entered into a Leasehold Mortgage, Landlord hereby agrees for the benefit of such Leasehold Mortgagee, and upon written request by Tenant, to execute and deliver to Tenant and Leasehold Mortgagee: (i) a commercially reasonable “Landlord’s Agreement” and (ii) a commercially reasonable “Landlord’s Waiver”, as described in Section 57(d) below. Landlord further agrees that it will comply with all of the covenants and obligations contained in said documents.
     (c) Tenant shall notify Landlord (and any Landlord Mortgagee, as hereinafter defined in Section 57(e) below), in the manner hereinafter provided for the giving of notice, of the execution of such Leasehold Mortgage and the name and place for service of notice upon Leasehold Mortgagee. Upon such notification of Landlord that Tenant has entered into a Leasehold Mortgage, Landlord hereby agrees for the benefit of such Leasehold Mortgagee, and upon written request by Tenant, to execute and deliver to Tenant and Leasehold Mortgagee a “Landlord’s Agreement” whereby Landlord agrees to recognize the interest of Leasehold Mortgagee and any Successor-Tenant hereunder, on commercially reasonable terms and conditions acceptable to Leasehold Mortgagee.
     (d) Landlord does hereby waive any statutory or other lien of the Landlord in Tenant’s present and after-acquired assets, including among other things, Tenant’s inventory and equipment. To evidence such waiver for the benefit of any lender of Tenant, Landlord shall, upon request, execute and deliver to Tenant a commercially reasonable “Landlord’s Waiver”.
     (e) Landlord Mortgagee. Landlord represents to Tenant that as of the date of this Lease there is no mortgage encumbering Landlord’s leasehold interest in the Building or common areas, and that there will not be such a mortgage for at least sixty (60) days after the date this Lease is fully executed by Landlord and Tenant.
SECTION 58. TENANT ALLOWANCE
     Provided Tenant is not in default under any of the terms and conditions contained herein, Landlord shall reimburse Tenant for a portion of the cost of Tenant’s Work within the demised premises, in the amount and manner hereinafter provided. The amount of such reimbursement shall hereinafter be referred to as “Tenant’s Allowance.” It is understood and agreed that Tenant’s Allowance shall be a reimbursement for a portion of the actual cost incurred by Tenant to complete Tenant’s Work within the demised premises as detailed on Exhibit C. Tenant’s Allowance shall be equal to One Million Ninety-two Thousand Dollars ($1,092,000.00).
     Landlord shall pay Tenant’s Allowance to Tenant when Tenant has opened for business in the Premises, paid the minimum rent and additional rent under Section 5(c) of this Lease for the first month of the term of this Lease and furnished to Landlord the following:
(1)	An original notarized affidavit of Tenant’s general contractor stating that (i) Tenant’s Work has been fully completed in accordance with the plans and specifications described on Exhibit C, subject, however, to Landlord’s verification thereof, and (ii) all subcontractors, laborers and material suppliers have been paid in full;

(2)	An original notarized waiver of liens with respect to the Premises, executed by Tenant’s general contractor; and

(3)	A certificate of use and occupancy for the Premises issued by the appropriate governmental authority.
     Notwithstanding anything to the contrary contained herein, including Section 36 hereof, in the event Landlord does not timely pay the Tenant Reimbursement to Tenant, (a) Landlord shall pay to Tenant interest on such unpaid amounts at eighteen percent (18%) per annum and (b) Tenant shall have the right to deduct any and all such amounts owed Tenant against all minimum rent and all percentage rental (but no other additional rent components) thereafter due Landlord until such time as Tenant has been credited the full amount of the Tenant Reimbursement plus applicable interest.
     Notwithstanding anything to the contrary contained herein, Landlord reserves the right to offset against Tenant’s Allowance any delinquent amounts due to Landlord by Tenant accrued hereunder. In the event this Lease shall be terminated for any reason prior to the natural expiration of the term of this Lease, Tenant shall pay to Landlord the unamortized portion of Tenant’s Allowance, said amortization to be computed based upon a fifteen (15) year term commencing on the commencement date, and an annual interest of eighteen percent (18%). All tenant improvements and fixtures which are not personal property paid for with the Tenant’s Allowance (“Tenant Improvement Fixtures”) shall, at all times during the term of the Lease and upon the expiration or earlier termination of the Lease, be the property of Landlord. Tenant shall not acquire any interest, equitable or otherwise, in any Tenant Improvement Fixtures.